Exhibit 10.1

CONTINGENT VALUE RIGHT AGREEMENT

This Contingent Value Right Agreement, dated as of November 19, 2021 (this “Agreement”), is entered into by and between Pacira BioSciences, Inc., a Delaware corporation (“Parent”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Oyster Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and Flexion Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of October 11, 2021 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (“Shares”) and (b) following the consummation of the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, (a) in each of the Offer and the Merger, Parent has agreed to provide to the holders of Shares (other than holders of Excluded Shares and Dissenting Shares) and (b) in the Merger, Parent has agreed to provide to holders of Company RSUs and holders of In-the-Money Options, in each case, that are outstanding as of immediately prior to the Effective Time (collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive contingent cash payments as hereinafter described;

WHEREAS, pursuant to Section 3.8(b) of the Merger Agreement, holders of Out-of-the-Money Options shall be entitled to receive contingent cash payments from Parent or the Surviving Corporation, subject to the terms of the Merger Agreement, upon delivery of a Milestone Notice (as hereinafter defined) to the Rights Agent; and

WHEREAS, pursuant to the terms of that certain Indenture, dated as of May 2, 2017 (the “Original Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by that certain First Supplemental Indenture, dated as of November 19, 2021 (the “Supplemental Indenture” and the Original Indenture as amended by the Supplemental Indenture, the “Indenture”), between the Company and the Trustee, at and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes (as defined in the Indenture) shall be changed into a right to convert such principal amount of Notes into the number of “units of Reference Property” (as defined in the Supplemental Indenture) that a holder of a number of Shares equal to the Conversion Rate (as defined in the Indenture) immediately prior to the Merger would have owned or been entitled to receive upon the Merger with a unit of Reference Property equal to an amount in cash equal to $8.50 per share, plus one CVR (as defined below).

1.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.                  DEFINITIONS

1.1.            Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 40% of the outstanding CVRs as set forth on the CVR Register.

“Agreement” is defined in the Preamble to this Agreement.

“Assignee” has the meaning set forth in Section 7.3.

“BLA” shall mean a Biologics License Application as described in Title 21 of the U.S. Code of Federal Regulations, Part 601, et seq., that is submitted to the FDA in order to gain the FDA’s approval to commercialize a biologic product in the United States for the indications set forth in such BLA.

“Calendar Quarter” means each period of three consecutive months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

“Calendar Year” means the period of four consecutive Calendar Quarters beginning on January 1 and ending on December 31 of each calendar year.

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of either Parent or the Company on a consolidated basis (other than to any direct or indirect wholly owned subsidiary of Parent), (ii) a merger or consolidation involving either Parent or the Company in which Parent or the Company, respectively, is not the surviving entity, and (iii) any other transaction involving either Parent or the Company in which Parent or the Company, respectively, is the surviving entity but in which the stockholders of Parent or the Company, respectively, immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, other than any bona fide equity financing transaction solely related to the continued financing of the operations of Parent and its subsidiaries.

“Commercially Reasonable Efforts” means, with respect to a task related to a product, the efforts required to carry out such task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Parent and its controlled Affiliates would devote to a product of similar potential (including commercial potential), taking into account its proprietary position and profitability (including pricing and reimbursement status, but excluding the obligation to pay the Milestone Payments under this Agreement), anticipated or actual market conditions and economic return potential, the regulatory environment, and other relevant technical, commercial, legal, scientific and/or medical factors.

2.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“Covered Milestone Payments” has the meaning set forth in Section 2.4(f).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement, the Indenture and this Agreement where one (1) CVR is issuable for each Share, each Share subject to a Covered Equity Award and each unit of Reference Property.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor entity thereto.

“Event of Default” has the meaning set forth in Section 6.1.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto.

“Funds” has the meaning set forth in Section 2.4(h).

“FX201” means a product that includes the viral vector currently referred to by the Company as “FX201” and described in (a) IND #19,214 titled “Humantakinogene hadenovec, gene therapy for intra-articular administration for the treatment of osteoarthritis of the knee” submitted to the FDA on September 11, 2019 or any modification thereof, and (b) US Patent 10,301,647 and Provisional Patent Application 63236580.

“FX301” means the product currently referred to by the Company as “FX301” and described in (a) IND #146,177 titled “Post-surgical Regional Analgesia by Peripheral Nerve Block Technique” submitted to the FDA on January 26, 2021 or any modification thereof, and (b) PCT Application Number PCT/US2020/049826.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Indenture” has the meaning set forth in the Recitals.

“Independent Accountant” has the meaning set forth in Section 4.5(a).

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Milestone” means each of Milestone 1, Milestone 2, Milestone 3, Milestone 4 and Milestone 5.

“Milestone 1” means, the first time that the Net Sales of the Company in any Calendar Year ending on or prior to the Milestone Deadline Date is equal to or exceeds $250,000,000.

3.

“Milestone 1 Amount” means, with respect to the achievement of Milestone 1, an amount per CVR equal to $1.00.

“Milestone 2” means, the first time that the Net Sales of the Company in any Calendar Year ending on or prior to the Milestone Deadline Date is equal to or exceeds $375,000,000.

“Milestone 2 Amount” means, with respect to the achievement of Milestone 2, an amount per CVR equal to $2.00.

“Milestone 3” means, the first time that the Net Sales of the Company in any Calendar Year ending on or prior to the Milestone Deadline Date is equal to or exceeds $500,000,000.

“Milestone 3 Amount” means, with respect to the achievement of Milestone 3, an amount per CVR equal to $3.00.

“Milestone 4” means FDA approval of a BLA for FX201.

“Milestone 4 Amount” means, with respect to the achievement of Milestone 4, an amount per CVR equal to $1.00.

“Milestone 5” means FDA approval of a NDA for FX301.

“Milestone 5 Amount” means, with respect to the achievement of Milestone 5, an amount per CVR equal to $1.00.

“Milestone Deadline Date” means December 31, 2030.

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(g).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means each of Milestone 1 Amount, Milestone 2 Amount, Milestone 3 Amount, Milestone 4 Amount and Milestone 5 Amount.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“NDA” shall mean a “new drug application” as such term is used under the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, including all subsequent submissions, supplements and amendments thereto.

“Net Sales” means the gross amount invoiced by Parent, any of its Affiliates (including the Surviving Corporation) or any of its Sublicensees (each, a “Selling Party”) to a third party for sales or distribution of the Product, less the following deductions actually incurred, allowed, paid and accrued, in each case, as calculated in accordance with GAAP consistently applied:

4.

(i)                 customary trade, cash and quantity discounts given to customers;

(ii)              rebates, credits and allowances given by reason of rejections returns, damaged or defective product or recalls, or any other items returned or returnable in accordance with policy;

(iii)            government-mandated rebates, credits and adjustments paid or deducted;

(iv)             customary price adjustments, allowances, credits, chargeback payments, discounts, rebates, free of charge concessions, fees and reimbursements granted or made to managed care organizations, wholesaler fees, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal state/provincial, local and other governments, including their agencies;

(v)               reasonable and customary freight, shipping, insurance and other transportation expenses to the extent included in the price and separately itemized on the invoice;

(vi)             amounts written off as uncollectable debt; provided that the amount of any uncollectable debt deducted pursuant to this exception and actually collected in a subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter; and

(vii)          sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of the Product (but not including taxes assessed against the net income derived from such sale).

No particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). Furthermore, Net Sales shall not include use of, disposition of, or sale at or below the direct manufacturing cost of, the Product by Parent, its Affiliates (including the Surviving Corporation) and/or its Sublicensees of the Product for non-clinical or clinical studies, samples, grants, patient-assistance programs or charitable donations.

Resales or sales of the Product made in good faith between or among any Selling Party shall not be included in the calculation of Net Sales but the subsequent resale or sale to a non-Affiliate third party (other than a Selling Party) shall be included in the computation of Net Sales.

In the event of any sale of Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to have been sold exclusively for cash at the weighted (by sales volume) average sale price of such Product in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable region in which such sale or other disposition occurred during the applicable accounting period in accordance with GAAP consistently applied. In the event of any sale or disposition of Product combined with other products, the Net Sales apportioned to the Product shall be calculated in accordance with GAAP consistently applied.

All Net Sales shall be computed in Dollars, and where any Net Sales are calculated in a currency other than Dollars, they shall be translated into Dollars in accordance with GAAP.

5.

“Noteholder” means a “Holder” as defined in the Indenture.

“Offer” has the meaning set forth in the Recitals of this Agreement.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (f) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; or (g) as provided in Section 2.6; provided that the term “Permitted Transfer” in respect of a CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement shall be limited to the event described in (a), unless Parent permits otherwise.

“Product” means ZILRETTA® (triamcinolone acetonide extended-release injectable suspension).

“Progress Report” has the meaning set forth in Section 4.7.

“Progress Report Date” has the meaning set forth in Section 4.7.

“Purchaser” has the meaning set forth in the Recitals of this Agreement.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Shares” is defined in the Preamble to this Agreement.

“Sublicensee” shall mean an authorized or permitted licensee or sublicensee of rights to the Product.

6.

1.2.            Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (d) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (e) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (f) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date; (g) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented as of the date of this Agreement or, thereafter from time to time; (h) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”); (i) all references to “dollars” or “$” are to U.S. Dollars, unless expressly stated otherwise; and (j) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.                  CONTINGENT VALUE RIGHTS

2.1.            CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

2.2.            Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be null and void.

2.3.            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)               The CVRs shall not be evidenced by a certificate or other instrument.

(b)               The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock subject to such Covered Equity Awards cancelled in connection with the Merger. In the case of CVRs to be received by a Noteholder upon conversion of a Note pursuant to the Indenture, (i) such Noteholder shall become a Holder under this Agreement with respect to such CVRs as of the Conversion Date (as defined in the Indenture) for such Note, (ii) such CVRs shall initially be registered in the name and address of the beneficial Noteholder as of the Conversion Date as directed by Parent and (iii) such CVRs shall be in a denomination equal to the number of units of Reference Property for such Note pursuant to the terms of the Indenture.

7.

(c)               Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall in good faith reasonably determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if the Parent so reasonably determines that it does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the CVRs in the CVR Register and notify the Parent of the same. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d)               A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4.            Payment Procedures.

(a)               If any Milestone is achieved, then, in each case, on a date (a “Milestone Payment Date”) that is within sixty (60) days following the last day of such Calendar Quarter in which such Milestone is achieved, Parent will deliver to the Rights Agent (A) a notice (a “Milestone Notice”) indicating the achievement of such Milestone and that the Holders are entitled to receive the applicable Milestone Payment, and (B) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the applicable Milestone Payment to all Holders pursuant to Section 4.2, along with any letter of instruction reasonably required by the Rights Agent.

8.

(b)               The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice and cash, by wire transfer of immediately available funds, equal to the aggregate amount necessary to pay the Milestone Payment to all Holders pursuant to Section 4.2 as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice. If a Milestone Payment is payable to the Holders, then at the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent shall also pay the Milestone Payment to each of the Holders in accordance with the corresponding letter of instruction (i) by electronic payment or check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions.

(c)               Parent shall be entitled to deduct or withhold, or cause the Rights Agent or the Surviving Corporation to deduct or withhold, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax Law, as may be reasonably determined by Parent and communicated to the Rights Agent in writing. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than payroll withholding and reporting on the Covered Milestone Payments (as hereinafter defined)), Parent shall instruct the Rights Agent to use commercially reasonable efforts to solicit from such Holder an IRS Form W-9 or other applicable Tax form within a reasonable amount of time in order to provide the opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Law, Parent shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding. Prior to the Effective Time, Parent and the Rights Agent will cooperate to establish procedures for complying with applicable tax reporting, withholding and remittance obligations arising from any payments of the Covered Milestone Payments.

(d)               If any funds delivered to the Rights Agent for payment to Holders as Milestone Payments remain undistributed to the Holders on the one (1) year anniversary of the applicable Milestone Payment Date, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Milestone Payments that may be payable.

9.

(e)               Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any Milestone Payments delivered to a public official pursuant to any abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent. The indemnification provided by this Section 2.4(e) shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

(f)                Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the parties hereto intend to treat (i) the CVRs received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Merger Agreement, (ii) any Milestone Payments received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs (or Shares), and (iii) Milestone Payments paid in respect of each CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement (the “Covered Milestone Payments”), and not the receipt of such CVR, for all U.S. federal and applicable state and local income tax purposes, as compensation for services in the year in which the Milestone Payment is made. Notwithstanding the foregoing, to the extent required by applicable tax Law, Parent shall, and shall cause the Surviving Corporation to, report imputed interest on the CVRs and Milestone Payments pursuant to Section 483 of the Code.

(g)               If a Milestone is not achieved during a Calendar Year, then on or before the date that is sixty (60) days after the expiration of each such Calendar Year period, Parent shall deliver to the Rights Agent a certificate certifying that such Milestone has not occurred (each, a “Milestone Non-Achievement Certificate”). The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Non-Achievement Certificate, send each Holder at its registered address a copy of such Milestone Non-Achievement Certificate, including detail regarding the ability of a Holder or Holders to dispute or contest such determination of non-achievement of a Milestone pursuant to this Agreement.

(h)               All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder or any other Person, unless there is a diminution of the Funds due to a deposit or investment made by the Rights Agent, in which case, the Rights Agent agrees that such interest, dividends or earnings shall accrue to the benefit of Parent to the extent of such diminution of the Funds.

10.

2.5.            No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)               The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)               The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates.

2.6.            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 5 and Article 6.

3.                  THE RIGHTS AGENT

3.1.            Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction).

3.2.            Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)               the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)               whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

11.

(c)               the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)               the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)               the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)                the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)               the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)               Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgement, fine, penalty, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of counsel in defending Rights Agent against any loss, liability, damage, judgement, fine, penalty, claim, demands, suits or expense, unless such loss has been determined by a final non-appealable judgment of court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)                 Anything to the contrary notwithstanding, in the absence of fraud, bad faith or willful or intentional misconduct on the part of the Rights Agent, (i) the Rights Agent shall not be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid or payable hereunder by Parent to the Rights Agent as fees and charges;

(j)                 Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement agreed upon in writing by the Rights Agent and Parent prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

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(k)               No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(l)                 The provisions of this Section 3.2 shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent, and the payment, termination and the expiration of the CVRs.

3.3.            Resignation and Removal; Appointment of Successor.

(a)               The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)               If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)               Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d)               Notwithstanding anything else in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of an international commercial bank.

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3.4.            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

4.                  COVENANTS

4.1.            List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, and received from the Paying Agent in the Offer, the Paying Agent in the Merger, and in the case of Holders who held Covered Equity Awards and Holders who held Notes, the Company, the names and addresses of the Holders promptly upon the Offer Acceptance Time or the Effective Time, as applicable. Until such list of Holders are furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to such Holders.

4.2.            Payment of Milestone Payments. If a Milestone has been achieved in accordance with this Agreement, Parent shall, promptly (but in any event no later than five (5) Business Days) following the delivery of the Milestone Notice, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment to all Holders.

4.3.            Books and Records. Parent shall, and shall cause its subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

4.4.            Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.5.            Audit Rights.

(a)               Until one (1) year after the Milestone Deadline Date, upon reasonable advance written notice from the Acting Holders, Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by such Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its controlled Affiliates as may be reasonably necessary to evaluate and verify Parent’s calculation of Net Sales hereunder; provided that (x) such Acting Holders (and the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.5 and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. The fees charged by such accounting firm shall be borne by the Acting Holders; provided that if the amount by which the Net Sales determined by the Independent Accountant are greater than the Net Sales determined by Parent results in Parent’s obligation to make a Milestone Payment, the fees charged by such accounting firm shall be borne by Parent. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. The decision of such Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error. Parent shall not enter into any transaction constituting a Change of Control unless such agreement contains provisions that would permit such Independent Accountant with such access to the records of the other party in such Change of Control if and to the extent as are reasonably necessary to ensure compliance with this Section 4.5. The audit rights set forth in this Section 4.5(a) may not be exercised by the Acting Holders more than once in any given twelve (12) month period. Notwithstanding the foregoing, no audit pursuant to this Section 4.5(a) shall be permitted for any Calendar Year ending on a date more than three years prior to the date of written notice from the Acting Holders of commencement of an audit pursuant to this Section 4.5(a).

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(b)               If, in accordance with the procedures set forth in Section 4.5(a), the Independent Accountant concludes that any Milestone Payment should have been paid but was not paid when due, Parent shall promptly, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report and in no event later than December 31 of the Calendar Year that includes such delivery date, pay each Holder such Milestone Payment (to the extent not paid on a subsequent date), plus interest at the thirty (30) day U.S. dollar “prime rate” effective for the date such payment was due, as reported by Bloomberg, from when such Milestone Payment should have been paid, as applicable, to the date of actual payment, pursuant to Section 2.4(a).

4.6.            Commercially Reasonable Efforts. Commencing upon the Closing and continuing until the earlier of the Milestone Deadline Date or the achievement of all Milestones, Parent shall, and shall cause its controlled Affiliates and direct any Sublicensees to, use Commercially Reasonable Efforts to achieve the Milestones. Without limiting the foregoing, neither Parent nor any of its controlled Affiliates shall act in bad faith for the purpose of avoiding achievement of the Milestones or the payment of any Milestone Payment.

4.7.            Progress Report. Within sixty (60) days after the end of the fourth (4th) Calendar Quarter of each Calendar Year prior to the Milestone Deadline Date or the achievement of all Milestones (each a “Progress Report Date”), Parent shall provide to the Rights Agent a written report setting forth in reasonable detail the activities Parent and its Affiliates have undertaken in the preceding twelve (12)-month period to market and commercialize the Product and develop each of FX201 and FX301 (the “Progress Report”). Parent’s obligation to deliver a Progress Report on any Progress Report Date pursuant to this Section 4.7 shall be deemed satisfied to the extent one or more of Parent’s periodic and current reports and other documents filed with the Securities and Exchange Commission then available on such Progress Report Date set forth in reasonable detail the activities Parent and its Affiliates have undertaken in such preceding twelve (12)-month period to market and commercialize the Product and develop each of FX201 and FX301.

15.

5.                  AMENDMENTS

5.1.            Amendments without Consent of Holders.

(a)               Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)                 subject to Section 3.3(d), to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)               to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)             to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)              as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(v)                to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

(vi)              any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)               Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c)               Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

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5.2.            Amendments with Consent of Holders.

(a)               Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder or the Rights Agent), with the consent of the Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)               Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3.            Execution of Amendments. Prior to executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent and reasonably acceptable to Rights Agent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own obligations, rights, powers, immunities or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

5.4.            Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6.                  REMEDIES OF THE HOLDERS

6.1.            Event of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body):

(a)               default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Payment after a period of ten (10) Business Days after such Milestone Payment shall become due and payable; or

(b)               material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of ninety (90) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

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If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and the Rights Agent, may, in their discretion, commence a proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable.

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Acting Holders shall have commenced such proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2.            Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding the foregoing, in the event of an insolvency proceeding of the Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Parent or by any creditor of the Parent. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

7.                  OTHER PROVISIONS OF GENERAL APPLICATION

7.1.            Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

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If to the Rights Agent, to it at:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention:      Legal Dept

E-mail:            LegalTeamAST@astfinancial.com

If to Parent, to it at:

Pacira BioSciences, Inc.
5401 West Kennedy Boulevard, Suite 890
Tampa, Florida 33609
Attention: Kristen Williams
Email: Kristen.Williams@pacira.com

With a copy to:

Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202
Attention: Jason Day; Jeffrey Beuche
Email: JDay@perkinscoie.com; JBeuche@perkinscoie.com

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.

7.2.            Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

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7.3.            Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned subsidiaries of Parent for so long as they remain wholly owned subsidiaries of Parent and any such subsidiary may assign any or all of its rights, interests and obligations hereunder to one or more other direct or indirect wholly owned subsidiaries of Parent for so long as they remain wholly owned subsidiaries of Parent (each, an “Assignee”); provided that each such Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement; provided, further, that Parent shall remain liable for the performance by each such Assignee of all covenants, agreements and obligations of Parent hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Each of Parent’s successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly agree to assume and be bound by all of the terms and conditions of this Agreement. This Agreement shall not restrict Parent’s or any successor’s ability to merge or consolidate or enter into or consummate any Change of Control. Except as otherwise permitted herein, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect. Unless a successor or assignee meets the requirements set forth in Section 3.3(b), Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4.            No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers. The rights hereunder of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

7.5.            Governing Law. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.6.            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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7.7.            Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earlier to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) the full amount of each potential Milestone Payment required to be paid under the terms of this Agreement, (b) the termination of the Merger Agreement in accordance with its terms and (c) upon the Milestone Deadline Date. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 2.4(e), 3.2, 7.4 to 7.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.8.            Entire Agreement; Counterparts. As it relates to the Rights Agent, this Agreement constitutes the entire agreement of the parties hereto and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof. As between the Parent and the Company, this Agreement and the Merger Agreement constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

7.9.            No Fiduciary Obligations. Each of Parent and the Rights Agent acknowledges and agrees that (i) neither party owes any fiduciary duties to the Holders and (ii) the other party, its affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective affiliates, officers, directors or controlling Persons. The only obligations of the Parent and the Rights Agent to each other and their affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

7.10.        Confidentiality. The Rights Agent and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information and any Progress Report, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, including any Holder, except as may be required by a valid order of an arbitration panel, court or Governmental Body of competent jurisdiction or is otherwise required by law or regulation, including SEC or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

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21.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT:

PACIRA BIOSCIENCES, INC.

By:	/s/ Kristen Williams
Name:	Kristen Williams
Title:	Chief Administrative Officer

RIGHTS AGENT:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name:	Michael Legregin
Title:	Senior Vice President, Attorney Advisory Group

[Signature Page to Contingent Value Right Agreement]